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Exhibit 10.14



December 14, 2000

David L. Huber
601 Ironwood Country Club
Normal, IL 61761

Dear Mr. Huber:

     This letter confirms our agreement with respect to your separation from National Auto Credit, Inc. ("NAC" or the "Company") and the terms and conditions thereof.

1. As of the date hereof, (the "Separation Date"), you will have no further job responsibilities with the Company. Your last day of effective employment (i.e., the last day on which you are expected to report to work and carry out assigned tasks) was November 3, 2000. As of November 3, 2000 you resigned as CEO and Chairman of NAC and as an officer of each NAC subsidiary and affiliates. As of the Separation Date hereof you resign as a director of NAC and each of NAC's affiliates and subsidiaries. You agree that NAC has no obligation, contractual or otherwise, to rehire, reemploy or recall you in the future. You further agree that you will not apply for employment with NAC in the future.

2. You acknowledge that you have never had, and as of the Separation Date did not have, any contract of employment or other agreement with the Company.

3. In consideration for your performance of the covenants set forth in paragraph 6 hereof and your execution of the General Release (in the form annexed hereto as Exhibit A) of all claims which you may have against the Company, and upon this Letter Agreement becoming effective, you shall receive the following payments:

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                  A. The sum of $300,000 paid in thirteen (13) equal consecutive monthly payments, payable on the 5th business day of each month commencing January 8, 2000, and

                  B. Reimbursement of your final expense reimbursement request set forth in Exhibit C hereto upon the expiration of the waiting periods set forth in Paragraph 11 hereof; and

                  C. Reimbursement or direct payment of the reasonable attorney's fees charged by Duvin, Cahn & Hutton, LPA in connection with negotiating and reviewing this agreement on your behalf, not to exceed $10,000, payable upon presentation of an invoice.

     The sum of $300,000 shall be deposited with a mutually agreeable escrow agent who shall disburse the sums called for in paragraph 3 (A) pursuant to the terms of this agreement. The parties shall execute an escrow agreement as soon as practicable. The parties agree that Hermann, Cahn & Schneider is an acceptable escrow agent.

     All other programs and benefit coverages available to you as an employee, consultant, officer or director of NAC shall cease in accordance with the terms of the program or benefit coverage as of November 3, 2000; provided, however, that nothing herein or in the General Release shall limit or terminate your rights, if any, to indemnification as a former officer or director of NAC pursuant to Delaware law and NAC's by-law and charter provisions pertaining thereto and for coverage pursuant to NAC's directors and officers insurance policy.

     You agree to cooperate with NAC, its counsel and its insurance carriers in the defense or prosecution of any claims brought by or against NAC.

     4. You acknowledge that you have no entitlement to receive the payments set forth in paragraph 3 hereof, other than in consideration for your General Release of all claims against the Company and your performance of the provisions of this Agreement. You confirm that no other monies or other compensation are due to you other than as are provided for in paragraph 3 of this Agreement. By January 5, 2001 you agree to return any and all property of NAC in your possession, or otherwise under your control, including all documents, data files, computer disks and all copies thereof.

     5. In the event that any prospective employer or any other individual contacts the Company for a reference regarding you, the Company shall confirm that you were employed by the Company in the position of "CEO" and the length of your employment. In the event that any prospective employer or any other individual requests information from the Company regarding the circumstances



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surrounding your leaving the employ of the Company, the Company will indicate that you voluntarily resigned. The Company agrees it shall not make or publish any comment that is defamatory, disparaging or otherwise critical of you or that would otherwise tend to have an adverse effect upon you.

     6. You acknowledge that the records and information which you have acquired while working for NAC and files, lists, operations data and other materials of NAC belong exclusively to NAC and are confidential. You further agree not to use or disclose any such confidential information, whether for your benefit or for the benefit of another, and you will hold and treat such information as confidential unless you have specific written authorization from NAC to use or disclose it. Without limitation to the foregoing, you agree that you will not, directly or indirectly, for yourself or on behalf of any other person, firm, association or agency, engage in any of the following acts or conduct unless the Company gives its prior written consent thereto:

             A. Disclose to any entity (other than your attorney, who shall keep such information confidential) or use (1) any confidential information about the Company, including but not limited to, confidential information about the Company's business, business plans, completed, pending or contemplated transactions, board meetings, personnel or development plans and activities; or
(2) disclose to any entity, except your accountant and lawyer as necessary for preparation of your income tax returns, any information relating to the existence of this Agreement, and the subject matter of this Agreement, including the monetary and benefit provisions hereof, except as required by the immediately following paragraph and to the extent required by legal process, provided that you have furnished NAC with notice and an opportunity to seek relief to such legal process.

             B. Make or publish any comment that is defamatory, disparaging or otherwise critical of the Company, its products, transactions, businesses, officers, directors, attorneys, agents, management, employees or operations, or that would otherwise tend to have an adverse effect upon the reputation or business of the Company or any of the foregoing entities.

     7. You acknowledge that certain information you possess about the Company is of a special, unique and confidential nature and that a breach by you of any portion of paragraph 6 of this Agreement could cause the Company irreparable injury and damage. Because it would not be possible to determine the true and complete extent of the injury or damage to the Company in the event of such a breach, you agree that any breach of the terms of this Agreement will subject you to liability to NAC for immediate injunctive relief, all damages awarded by the Court, attorney's fees and costs expended by NAC in bringing the action and termination and annulment of NAC's obligations hereunder. You further agree that


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in the event you breach of the terms of this Agreement, in whole or in part, any amounts paid to you pursuant to paragraph 3 shall become immediately due and payable to NAC, no further payments under paragraph 3, if any, shall be due to you and NAC will have and may pursue its legal remedies for repayment, including, but not limited to, the remedy of recession for breach of contract, fraud and misrepresentation.

     8. You affirm that you have not caused or permitted to be filed on your behalf, nor will you cause or permit to be filed or asserted on your behalf, any charge, complaint, grievance, or proceeding before any federal, state or local administrative agency or court, or any other forum, against the Company, its officers, directors and employees. In the event that any charge, complaint, grievance, arbitration, action or other proceeding was or is filed by you, or on your behalf (other than to receive the consideration promised to you in paragraph 3 of this Agreement and other than a claim under the Age Discrimination in Employment Act of 1967, as amended), you agree that you will not obtain or accept any recovery or relief therefrom or provide any testimony unless required to do so by subpoena. In the event that such claim falls under ADEA, NAC will have a set off against any judgment in your favor equal to the Severance Payment. You further agree to perform and authorize the Company to perform all acts necessary to obtain the immediate withdrawal and/or dismissal with prejudice, at your own cost and expense, of each such claim and to pay the legal fees and costs incurred by the Company for actions taken to defend against and to seek to obtain the dismissal of any action or claim that is filed or asserted. You further acknowledge that the filing of any action, other than one to collect the consideration promised under this Agreement, would be a breach of this Agreement and would make you liable for the repayment to the Company of any and all of the payments set forth in paragraph 3 hereof that were paid to you.

     9. This Agreement shall be binding on you and the Company, our respective heirs, executors, administrators, successors and assigns, and shall be construed under the laws of the State of Ohio to preserve its enforceability and the general release, settlement and waiver of all claims of each and every kind except those specifically preserved hereunder. A court may modify or delete any otherwise unenforceable clause.

     10. You and the Company agree to be legally bound by this Agreement, and hereby agree that this Agreement can be modified only by a written memorandum signed by both you and the Company, which recites the specific intent to modify this Agreement. It is specifically understood and agreed that this Agreement shall not in any way be construed as an admission that either you or NAC has violated any federal, state or local law or common law or fiduciary duty.


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     11. The terms of this Agreement and General Release attached hereto are the product of mutual negotiation and compromise between you and the Company. The meaning, effect and terms of this Agreement and General Release have been fully explained to you, and you understand that this Agreement and General Release settles, bars, and waives any and all claims that you have or could possibly have against the Company, unless prohibited from releasing such claim by law or unless expressly reserved hereunder. You acknowledge that you have been given a period of at least twenty-one (21) days to consider the Agreement and General Release and its content and its ramifications and that to the extent that you execute the Agreement and General Release prior to the end of such twenty-one
(21) day period you knowingly and voluntarily waive such review period.

         You understand that you may revoke your execution of this Agreement and General Release within the seven (7) business day period following the day you execute this Agreement and General Release. You understand that this Agreement and General Release shall not become effective or enforceable until the revocation period has expired and no further payments need be made during that time. Any revocation within this period must be submitted, in writing, to the Company and state, "I hereby revoke my acceptance of our Agreement and General Release". Said revocation must be personally delivered to the Company, in care of Ray Varcho, General Counsel, or his designee, or mailed to the Company, in care of Ray Varcho, General Counsel, and postmarked within seven (7) business days of the execution of this Agreement and General Release. If written notice of revocation is not received by NAC within the seven (7) day period, this Agreement and Release shall be fully effective and enforceable, and the Company shall thereupon deliver to you the fully executed General Release in the form annexed hereto as Exhibit B.

     12. You acknowledge that you have been advised by the Company to consult with an attorney prior to executing this Agreement and General Release. You understand that you will have ample time to consult further with your counsel during the revocation period described in paragraph 10 of this Agreement.

     13. You acknowledge that you have carefully read and fully understand the terms of this Agreement and General Release and that your acceptance of this Agreement in accordance with the terms hereof releases the Company from any and all claims arising out of your employment relationship with the Company, or the termination thereof. You acknowledge that you have signed this Agreement and General Release of your own free will, in exchange for the benefits to be provided to you as set forth in paragraph 3 hereof.

     14. No representative of the Company has made any representations or promises to you concerning the terms and effects of this Agreement and General Release other than those contained in this Agreement and General Release, and in


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executing this Agreement and General Release, you do not rely, and have not relied, upon any representations or statements not set forth herein with regard to the subject matter, basis or effect of this Agreement and General Release or otherwise.

     15. This Agreement and General Release constitute your and the Company's entire agreement with respect to its subject matter and may not be modified or amended except as set forth in paragraph 11 hereof. This Agreement and General Release supersede all prior agreements and understandings concerning its subject matter, including but not limited to, your employment and other relationships with the Company. This Agreement and the General Release shall be interpreted, construed, and enforced in accordance with the laws of the State of Ohio. You and the Company consent to personal jurisdiction and venue in the federal and state courts situated in Cleveland, Ohio, with respect to any dispute arising between you and the Company arising and you and the Company waive trial by jury for any such action.

     16. The effectiveness of this agreement is subject to the condition precedent that it is approved by the Board of Directors of the Company before 11:59 P.M., Eastern Standard Time, on December 15, 2000. If such approval is not obtained, this agreement shall be null and void and of no effect and no party shall refer to this agreement in any litigation that may arise between them.

     Your signature on the copy of this Agreement in the space provided below, as well as your execution of the General Release in the form annexed hereto as Exhibit A, shall constitute your acceptance of the terms and conditions hereof.


                                          Very truly yours,

                                          National Auto Credit, Inc.



                                          By
                                            -----------------------------------
                                            CEO


AGREED AND ACCEPTED:
this    day of          2000.



============================
David L. Huber


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The undersigned hereby acknowledges that he is an attorney duly authorized to practice law in the State of Ohio and that he has consulted with and advised David L. Huber in connection with this agreement and the annexed General Release.



-----------------------
Name of Counsel



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                                    EXHIBIT A

                                 GENERAL RELEASE


              TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN,

KNOW THAT

     David L. Huber as RELEASOR, in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration set forth in the Agreement between RELEASOR and National Auto Credit, Inc. ("NAC") dated December 14, 2000, releases and discharges NAC and NAC's affiliates, officers, directors, employees, agents, subsidiaries, successors, employees, attorneys and assigns (collectively, "RELEASEE") from all actions, causes of action, contracts, agreements, claims for bonuses, payments, wages, benefits or other forms of compensation, charges, complaints and demands whatsoever, in law or equity, which against RELEASEE RELEASOR, his dependents, heirs, creditors, executors, administrators, successors, assigns or counsel may have, whether now known or unknown, from the beginning of the world to the day of the date of this RELEASE, including, but not limited to, all claims relating to RELEASOR'S employment/consulting services or relationship with NAC and his service as an officer and director of NAC and the cessation thereof. Without limitation to the foregoing, RELEASOR hereby waives, releases and discharges any actions sounding in or related to tort (including defamation, infliction of emotional distress or other tort), contract (whether oral or written, expressed or implied from any source), tort, promissory estoppel, or arising under the Worker Adjustment and Retraining Notification Act of 1988, 23 U.S.C. Sections 2101 et seq., or discrimination of any kind, including but not limited to all claims under the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq.; the Civil Rights Act of 1871, 42 U.S.C. Section 1981; the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq.; Ohio Revised Code Section 4112; Ohio Revised Code
Section 4101.17; the Americans With Disabilities Act, 42 U.S.C. Sections 12101, et seq.; the Rehabilitation Act, 29 U.S.C. Sections 701 et seq.; the Older Workers Benefit Protection Act, 29 U.S.C. Sections 621 et seq; the National Labor Relations Act, the Fair Labor Standards Act under; the Employee Retirement Income Security Act of 1974; the Vocational Rehabilitation Act; and any other federal, state or local discrimination, bias, human or civil rights, wage-hour, pension or labor laws, rules and/or regulations or public policies or any other claim, whether known or unknown, of any kind whatsoever.

Nothing in this General Release shall release or discharge the provisions of the Letter Agreement between David L. Huber and NAC dated December 14, 2000.



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This Agreement and the General Release shall be interpreted, construed, and enforced in accordance with the laws of the State of Ohio.

The words "RELEASOR" and "RELEASEE" include all releasors and all releasees under this RELEASE.

This RELEASE may not be modified or changed except in a written instrument executed by NAC and by David L. Huber.

     IN WITNESS WHEREOF, the RELEASOR has hereunto set RELEASOR'S hand and seal on the 14 th day of December,2000.



     ---------------------------------------
                 David L. Huber


STATE OF
COUNTY OF             ) ss.:


     On                           , 2000, before me personally came
_________________ , to me known, and known to me to be the individual described in, and who executed the foregoing RELEASE, and duly acknowledged to me that he executed the same.


                                               Notary Public



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EXHIBIT B


                                 GENERAL RELEASE


              TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN,

KNOW THAT

       National Auto Credit, Inc., together with its officers, directors, affiliates, successors and assigns, ("NAC") as RELEASOR, in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration as set forth in the December 14, 2000 Agreement with David Huber, releases and discharges David L. Huber ("RELEASEE") from all actions, causes of action, contracts, agreements, claims, complaints and demands whatsoever, in law or equity, which against RELEASEE RELEASOR, may have, whether now known or unknown, from the beginning of the world to the day of the date of this RELEASE, including, but not limited to, all claims relating to RELEASOR'S employment/consulting services or relationship with NAC and his service as an officer and director of NAC and the cessation thereof. Without limitation to the foregoing, RELEASOR hereby waives, releases and discharges any actions sounding in or related to tort (including defamation, infliction of emotional distress or other tort), contract (whether oral or written, expressed or implied from any source), tort, promissory estoppel.

Nothing in this General Release shall release or discharge the provisions of the Letter Agreement between David L. Huber and NAC dated December 14, 2000.

This Agreement and the General Release shall be interpreted, construed, and enforced in accordance with the laws of the State of Ohio.

The words "RELEASOR" and "RELEASEE" include all releasors and all releasees under this RELEASE.

This RELEASE may not be modified or changed except in a written instrument executed by NAC and by David L. Huber.

     IN WITNESS WHEREOF, the RELEASOR has hereunto set RELEASOR'S
hand and seal on the _______day of            , 2000.


National Auto Credit, Inc.

By:
    -------------------------------


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STATE OF
COUNTY OF             ) SS.:



     ADD Corporate verification



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